Gibraltar Industries Sells US Bar Grating Assets
as Part of Previously Announced US Bar Grating Exit
AMICO remains committed to the expanded metal, plank grating, lath, trim, and perimeter security markets
Buffalo, NY, February 6, 2017 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products, announced today the sale of substantially all of its US bar grating assets by its AMICO US subsidiary to Fisher & Ludlow, a subsidiary of Nucor Corporation. Gibraltar continues to manufacture and distribute expanded metal, plank grating, lath, trim, and perimeter security solutions to its customers in North America. Terms of the transaction were favorable to both parties.
Gibraltar had previously announced, in a press release issued December 2, 2016, the exit of its US bar grating product line as part of its portfolio management and 80/20 strategic initiatives, resulting in the closure of five facilities.
“The sale resulted in the continued employment of a substantial number of our highly skilled employees and was more beneficial than originally expected,” said Gibraltar Chief Executive Officer Frank Heard. “We are very pleased with the outcome and remain committed to providing our customers with best-in-class service as we advance our strategy to focus our resources on the highest-return markets, platforms and businesses.”
AMICO US operates distribution centers in Bourbonnais, Illinois; Lakeland, Florida; Fontana, California and Houston, Texas, as well as manufacturing facilities in Birmingham, Alabama and Lafayette, Louisiana. Through its AMICO US subsidiary, Gibraltar will continue to manufacture and supply expanded metal, plank grating, building products, fiberglass and security products throughout North America.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential housing, and renewable energy markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America, and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com

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